EXHIBIT 1.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D (the “Schedule 13D”), filed with respect to the ordinary shares, par value €2.25 per share, of CNH Global N.V. by Fiat Industrial S.p.A., Fiat Netherlands Holding N.V. and Fiat S.p.A. with the Securities and Exchange Commission (the “Commission”), is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of May 30, 2012.

FIAT INDUSTRIAL S.P.A.

By:	/s/ Roberto Russo
	Name:	Roberto Russo
	Title:	General Counsel

FIAT NETHERLANDS HOLDING N.V.

By:	/s/ Hendrikus Cornelis Van Leuven
	Name:	Hendrikus Cornelis Van Leuven
	Title:	Director

FIAT S.P.A.

By:	/s/ Giorgio Fossati
	Name:	Giorgio Fossati
	Title:	General Counsel